                                                                    Exhibit 99.2

                      FEDERAL DEPOSIT INSURANCE CORPORATION

                                WASHINGTON, D.C.

                                    FORM 10-K

  X    ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
-----
       ACT OF 1934

                  FOR THE FISCAL YEAR ENDED: SEPTEMBER 30, 1999

       TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
-----
       EXCHANGE ACT OF 1934

                        FDIC Certificate Number: 31461-7

                            HARLEYSVILLE SAVINGS BANK
                ------------------------------------------------
                (Exact name of bank as specified in its charter)

        PENNSYLVANIA                                    23-0672875
--------------------------------                    -------------------
(State or other jurisdiction                        (I.R.S. Employer
of incorporation or organization)                  Identification Number)

271 Main Street
Harleysville, Pennsylvania                                 19438
----------------------------                       ---------------------
(Address of principal officer)                            (Zip Code)

Bank's telephone number, including area code:  (215) 256-8828

                          COMMON STOCK, $1.00 PAR VALUE
                          -----------------------------
                                 Title of Class

Indicate by check mark whether the Bank (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing requirements for the past 90 days. YES X NO
                 ---  ---
Indicate by check made if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Bank's knowledge in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment of this Form 10-K [ X ].

As of December 15, 1999, the aggregate market value of the 1,754,493 shares of Common Stock of the Registrant issued and outstanding on such date, excluding the 506,257 shares held by all directors and executive officers as a group, was approximately $22.5 million. This figure is based on the closing sales price of $12.81 per share of the Bank's Common Stock on December 14, 1999.

Number of shares of Common Stock outstanding as of December 15, 1999: 2,260,750

                       DOCUMENTS INCORPORATED BY REFERENCE

         Set forth below are the documents incorporated by reference and the part of the Form 10-K into which the document is incorporated:

(1) Portions of the Annual Report to Stockholders for the year ended September 30, 1999 are incorporated by reference into Part II, Items 5-9 and Part IV, Item 14 of this Form 10-K.

(2) Portions of the definitive Proxy Statement for the 2000 Annual Meeting of Stockholders are incorporated by reference into Part III, Items 10-13 of this Form 10-K.

PART I

ITEM 1.  BUSINESS.

GENERAL

         Harleysville Savings Bank ("Harleysville Savings" or the "Bank") is a Pennsylvania-chartered stock savings bank headquartered in Harleysville, Pennsylvania. In August 1987, the Bank's predecessor, Harleysville Savings Association, converted to the stock form of organization. In June 1991, Harleysville Savings Association converted from a Pennsylvania chartered, permanent reserve fund savings association to a Pennsylvania chartered stock savings bank. The Bank, whose predecessor was originally incorporated in 1915, operates from four full-service offices located in Montgomery County, Pennsylvania. Harleysville Savings' primary market area includes Montgomery County and, to a lesser extent, Bucks County. As of September 30, 1999, Harleysville Savings had $459.8 million of total assets, $303.7 million of deposits and $29.0 million of stockholders' equity. The Bank's stockholders' equity constituted 6.3% of total assets as of September 30, 1999.

         The Bank's primary business consists of attracting deposits from the general public through a variety of deposit programs and investing such deposits principally in first mortgage loans secured by residential properties in the Bank's primary market area. The Bank also originates construction loans primarily on residential properties. In recent years, the Bank has engaged to a significant extent in the origination of a variety of consumer loans. The Bank also serves its customers through participation in the MAC System -Registered Trademark, a shared automated teller machine ("ATM") network located throughout Pennsylvania and a large portion of the east coast.

         Deposits with Harleysville Savings are insured to the maximum extent provided by law through the Savings Association Insurance Fund ("SAIF") administered by the Federal Deposit Insurance Corporation ("FDIC"). Harleysville Savings is subject to examination and comprehensive regulation by the FDIC and the Pennsylvania Department of Banking ("Department"). It is also a member of the Federal Home Loan Bank of Pittsburgh ("FHLB of Pittsburgh" or "FHLB"), which is one of the 12 regional banks comprising the Federal Home Loan Bank System ("FHLB System"). The Bank is also subject to regulations of the Board of Governors of the Federal Reserve System ("Federal Reserve Board") governing reserves required to be maintained against deposits and certain other matters.

         The Bank's principal executive offices are located at 271 Main Street, Harleysville, Pennsylvania 19438 and its telephone number is (215) 256-8828.

LENDING ACTIVITIES

         LOAN PORTFOLIO COMPOSITION. Harleysville Savings' loan portfolio is predominantly comprised of loans secured by first mortgages on single-family residential properties. As of September 30, 1999, first mortgage loans on residential properties, including loans on single-family and multi-family residential properties and construction loans on such properties, amounted to $198.0 million or 51.6% of the Bank's total loan and mortgage-backed securities portfolio. Loans on the Bank's residential properties are primarily long-term and are conventional (i.e., not insured or guaranteed by a federal agency). The Bank's portfolio of first mortgage loans on residential properties had remained relatively stable as a percent of the total loan and mortgage-backed securities portfolio in recent years until fiscal 1998 when the balance of mortgage-backed securities increased by $60.2 million and comprised 24.0% of the portfolio at September 30, 1998 compared to 8.2% of the portfolio at September 30, 1997. At September 30, 1999, mortgage-backed securities totaled $124.7 million and comprised 32.4% of the portfolio.

         As of September 30, 1999, loans secured by commercial real estate comprised $767,000 or .2% of the total loan and mortgage-backed securities portfolio. Consumer loans, including installment home equity loans, home equity lines of credit, automobile loans, loans on savings accounts and education loans, constituted $59.0 million or 15.4% of the total loan and mortgage-backed securities portfolio as of September 30, 1999.

         As of September 30, 1999, the Bank had $124.7 million, or 32.4%, of the total loan and mortgage-backed securities portfolio invested in Federal Home Loan Mortgage Corporation ("FHLMC"), Government National Mortgage Association ("GNMA") or Federal National Mortgage Association ("FNMA") backed securities. FHLMC securities are guaranteed by the FHLMC, GNMA securities by the Federal Housing Administration and FNMA securities by the FNMA, which are an instrumentality of the United States government, and, pursuant to federal regulations, are deemed to be part of the Bank's loan portfolio.

         The following table sets forth information concerning the Bank's loan and mortgage-backed securities portfolio by type of loan at the dates indicated.


                                                                         As of September 30,
                                              -----------------------------------------------------------------------------------

                                                        1999                       1998                           1997
                                              ----------------------      --------------------        ---------------------------

                                                  Amount       Percent        Amount       Percent        Amount        Percent
                                              ----------     ---------    ---------      ---------    ------------   ------------
                                                                        (Dollars in Thousands)
Real estate loans:
  Residential:
         Single-family                         $193,067           50.4%    $191,567          55.9%     $188,844            69.4%
         Multi-family                             1,056            0.3          873           0.3         1,388             0.5
         Construction                             3,885            1.0        6,785           2.0         3,430             1.2
  Lot Loans                                       1,004            0.3        1,307           0.4         1,282             0.5
  Mortgage-backed securities                    124,694           32.4       82,488          24.0        22,287             8.2
  Commercial                                        767            0.2          579           0.2           508             0.2
                                                -------          -----      -------          ----       -------           -----
         Total real estate loans and

            mortgage-backed securities          324,473           84.6%     283,599          82.8%      217,739            80.0%
                                                -------           ----      -------          ----       -------            ----

Consumer Loans:
  Education loans                                 1,348            0.4%         958           0.3%        3,820             1.4%
  Installment equity loans                       49,240           12.8       49,827          14.5        43,368            15.9
  Line of credit loans                            7,176            1.9        7,006           2.0         5,922             2.2
  Savings account loans                             535            0.1          514           0.2           691             0.3
  Automobile and other loans                        661            0.2          669           0.2           654             0.2
                                                -------          -----    ---------          ----         -----            ----
         Total consumer loans                    58,960           15.4%      58,974          17.2%       54,455            20.0%
         Total loans receivable and
            mortgage-backed securities          383,433          100.0%     342,573         100.0%      272,194           100.0%
                                                -------          -----      -------         -----       -------           -----

Less:
  Loans in process                               (2,533)                     (4,443)                     (1,830)
  Deferred Loan Fees                             (1,905)                     (1,873)                     (1,649)
  Allowance for Loan Losses                      (2,040)                     (2,040)                     (1,925)
                                                 ------                   ----------                     ------
         Total loans receivable and
            mortgage-backed securities,
            net                                $376,955                    $334,217                    $266,790
                                               ========                    =======                     ========


         CONTRACTUAL MATURITIES. The following table sets forth scheduled contractual maturities of the loan and mortgage-backed securities portfolio of the Bank as of September 30, 1999 by categories of loans and securities. The principal balance of the loan is set forth in the period in which it is scheduled to mature. This table does not reflect loans in process or unamortized premiums, discounts and fees.



                                                                              Principal Repayments Contractually
                                                                              Due in Years(s) Ended September 30,
                                                       -----------------------------------------------------------------------------
                                   Principal Balance
                                    at September 30,                               2002-         2005-       2010-         2015 and
                                          1999            2000       2001          2004          2009        2014        Thereafter
                                  -------------------  ---------   --------      -----------    -------    ---------    ------------
                                                                              (In Thousands)
Real estate loans:
 Residential
  Single-family                        $193,067          $ 3,712    $ 3,965         $13,503     $30,433     $35,080       $106,374
  Multi-family                            1,056               16         17              57         130         186            650
  Construction                            3,885               58         62             210         478         684          2,393
Lot Loans                                 1,004               54         59             203         455         233             --
Mortgage-backed securities              124,694            1,870      2,120           6,983      15,711      22,071         75,939
Commercial                                  767               28         30             105         243         361             --
Consumer and other loans                 58,960            7,252      7,783          26,989      13,266       3,670             --
                                       --------           ------    -------          ------      ------     -------    -----------
         Total(1)                      $383,433          $12,990    $14,036         $48,050     $60,716     $62,285       $185,356
                                        =======           ======     ======          ======      ======      ======        =======



(1) With respect to the $370.4 million of loans with principal maturities contractually due after September 30, 2000, $258.0 million have fixed rates of interest and $112.5 million have adjustable or floating rates of interest.

         Contractual principal maturities of loans do not necessarily reflect the actual term of the Bank's loan portfolio. The average life of mortgage loans is substantially less than their contractual terms because of loan payments and prepayments and because of enforcement of due-on-sale clauses, which give the Bank the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase, however, when current mortgage loan rates substantially exceed rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans substantially exceed current mortgage loan rates.

         Interest rates charged by Harleysville Savings on loans are affected principally by the demand for such loans and the supply of funds available for lending purposes. These factors are, in turn, affected by general economic conditions, monetary policies of the federal government, including the Federal Reserve Board, legislative tax policies and government budgetary matters. The interest rates charged by Harleysville Savings are competitive with those of other local financial institutions.

         ORIGINATION, PURCHASE AND SALE OF LOANS. Although Harleysville Savings has general authority to originate, purchase and sell loans secured by real estate located throughout the United States, the Bank's lending activities are focused in its assessment area of Montgomery County, Pennsylvania and surrounding suburban counties.

         The Bank accepts loan applications through its branch network, and also accepts mortgage applications from mortgage brokers who are approved by the Board of Directors to do business with the Bank.

         The Bank generally does not engage in the purchase of whole loans or loan participations. Over the past several years, the Bank has sold a portion of the fixed-rate residential, conforming loans it originated in connection with its "gap" management policy. Generally, adjustable rate mortgages, non-conforming and jumbo mortgages, commercial real estate loans, and consumer loans and lines of credit are originated for its portfolio.

         During the years ended September 30, 1997, 1998 and 1999, the Bank did not sell any residential loans or mortgage-backed securities.

         The Bank's total loan originations decreased by $23.1 million or 30.2% in fiscal 1997, increased by $21.6 million or 40.6% in fiscal 1998 and decreased by $12.2 million or 16.3% in fiscal 1999. Of the $27.3 million, $31.1 million and $20.9 million of single-family loans originated in fiscal 1997, 1998 and 1999, $6.5 million, $13.6 million and $7.4 million, respectively, were loans originated to refinance property, $20.8 million, $17.5 million and $13.5 million, respectively, were loans to acquire residential property. During this period, the Bank's originations of consumer loans amounted to $19.8 million, $35.2 million and $31.4 million or 37.2% , 47.0% and 22.6% of total loan originations during fiscal 1997, 1998 and 1999, respectively. Management intends to continue to emphasize origination of consumer loans which may have adjustable rates, and generally have shorter terms than residential real estate loans.

         The following table shows total loans originated, sold and repaid during the periods indicated.


                                                                    Year Ended September 30,
                                                           1999             1998               1997
                                                     ------------------------------------------------------
                                                                         (In Thousands)
Real estate loan originations:
   Residential:
     Single-family                                            $21,337           $31,120             $27,275
     Multi-family                                                  --                --                  --
     Construction                                               9,580             8,126               6,082
    Lot loans                                                     380               402                  75
                                                               ------            ------              ------
         Total real estate loan originations                   31,297            39,648              33,432
Consumer loan originations(1)                                  31,349            35,179              19,804
                                                               ------            ------              ------
         Total loan originations                               62,646            74,827              53,236
Purchases of mortgage-backed securities                        68,220            67,963               3,818
                                                               ------            ------              ------
         Total loan originations, and purchases               130,866           142,790              57,054

Principal loan and mortgage-backed securities
  repayments                                                   87,126            66,714              44,225
Sales of loans and mortgage-backed securities                   2,880             5,697                  --
                                                               ------            ------              ------
         Total principal repayments and sales                  90,006            72,411              44,225
                                                               ------            ------              ------
           Net increase in loans                              $40,860           $70,379             $12,829
                                                               ======            ======              ======


(1) Includes installment home equity loans, home equity lines of credit, vehicle loans, Pennsylvania Higher Education Assistance loans, secured and unsecured personal loans and lines of credit.

         LOAN UNDERWRITING POLICIES. Each loan application received by the Bank is underwritten in accordance with the Bank's written underwriting policies as adopted by the Bank's Board of Directors. The Bank's Board of Directors have granted loan approval authority to several officers and employees of the Bank, provided the loan meets the guidelines set out in its written loan underwriting policies. Individual approval authority of $500,000 has been granted to the Bank's President and Chief Lending Officer, $250,000 to the Assistant Vice President/Loan origination Manager, and $50,000 to a delegated underwriter who is an employee of the bank. All approved loans are ratified by the Board of Directors at the next succeeding board meeting. Any loan which does not meet the guidelines set forth in the lending policies must be approved by the Bank's Board of Directors.

         In the exercise of any loan approval authority, the officers of the Bank will take into account the risk associated with the extension of credit to a single borrower, borrowing entity, or affiliation. The Bank has an aggregate loans to one borrower limit of 15% of the Bank's unimpaired capital and unimpaired surplus in accordance with federal regulations. At September 30, 1999, the largest aggregate amount of loans outstanding to any borrower, including related entities, was $1.4 million which did not exceed the Bank's loan to one borrower limitation.

         REAL ESTATE LENDING. Harleysville Savings is permitted to lend up to 100% of the appraised value of the real property securing a loan. The Bank will generally lend up to 95% of the lesser of the appraised value or the sale price for the purchase of single family, owner-occupied dwellings which conforming to the secondary market underwriting standards. Refinancings are limited to 80% or less. Loans over $227,150 and other non-conforming loans, secured by 1-4 residential, owner-occupied dwellings, are limited to 90% of the lesser of the purchase price or appraised value. The purchase of non-owner occupied, 1-4 unit dwellings may be financed to 80% of the lower of the appraisal or sale price; a refinance is limited to 70% of the appraised value.

         All appraisals and other property valuations are performed by independent fee appraisers approved by the Bank's Board of Directors. On all real estate loans, other than certain "streamlined refinances" the Bank requires borrowers to obtain title insurance, insuring the Bank a valid first lien on the mortgaged real estate. Borrowers must also obtain and maintain a hazard insurance policy prior to closing and, when the real estate is located in a flood hazard area designated by the Federal Emergency Management Agency, a flood insurance policy is required. Generally, borrowers are required to advance funds on a monthly basis together with payment of principal and interest into a mortgage escrow account from which the Bank makes disbursements for items such as real estate taxes, and insurance premiums when appropriate as they fall due.

         Harleysville Savings presently originates fixed-rate loans on single-family residential properties pursuant to underwriting standards consistent with FHLMC guidelines, which may or may not be sold into the secondary mortgage market as conditions warrant. Adjustable rate mortgages ("ARMs"), as well as non-conforming and jumbo fixed-rate loans in amounts up to $500,000, are held for portfolio. It is the Bank's policy to originate both fixed-rate loans and ARMs for terms up to 30 years. As of September 30, 1999, $196.9 million or 60.7% and $1.1 million or 0.3% of Harleysville Savings' total loan and mortgage-backed securities portfolio consisted of single-family (including construction loans) and multi-family residential loans, respectively. As of September 30, 1999, approximately $217.4 million or 67.0% of the Bank's total mortgage loans and mortgage-backed securities portfolio consisted of fixed-rate, single-family residential mortgage loans. As of such date, $107.0 million or 33.0% of the total mortgage loan portfolio consisted of adjustable-rate single-family residential mortgage loans and mortgage-backed securities. Most of the Bank's residential mortgage loans include "due on sale" clauses.

         During the year ended September 30, 1999, the Bank originated $6.3 million of ARM mortgages. ARMs represented 65.0%, 22.7% and 20.8% of the Bank's total mortgage loan portfolio originations in fiscal 1997, 1998 and 1999, respectively. The ARM mortgages offered by Harleysville Savings are originated with initial adjustment periods varying from one to 10 years, and provide for initial rates of interest below the rates which would prevail were the index used for repricing applied initially. Harleysville Savings expects to emphasize the origination of ARMs as market conditions permit, in order to reduce the impact of rising interest rates in the market place. Such loans, however, may not adjust as rapidly as changes in the Bank's cost of funds.

         The Bank also originates, to a lesser extent, loans secured by multi-family rental units or properties with some commercial usage. The primary method used by the Bank to evaluate a multi-family residential or commercial mortgage loan is based on both the fair market value of the property and an income approach pursuant to which Harleysville Savings determines if the income from the project will be sufficient to support the related debt and other associated costs. The Bank also considers a review of the costs to develop the project and the overall financial strength of the borrower. Multi-family residential loans are made on an adjustable rate basis for a maximum term of 25 years or a fixed rate of 15 years or less. Initial rates are generally fully indexed to the one or three year treasury yield.

         CONSTRUCTION LOANS. The Bank offers fixed-rate and adjustable-rate construction loans on residential properties. Residential construction loans are originated for individuals who are building their primary residences as well as to selected local builders for construction of single-family dwellings. As of September 30, 1999, $3.9 million or 1.0% of the total loan and mortgage-backed securities portfolio consisted of construction loans.

         Construction loans to homeowners are usually made in connection with the permanent financing on the property. Permanent loans made in conjunction with residential construction have maximum terms of 30.5 years. At the end of the initial six month term of such a loan the Bank requires the borrower to begin to make principal repayments on the loan. These loans are reclassified as permanent mortgage loans when the residences securing the loans are completed. The Bank will make construction/permanent loans up to a maximum of 90% of the fair market value of the completed project. The rate on the loan during construction is the same rate as the Bank will charge on the permanent loan on the completed project. Advances are made on a percentage of completion basis with the Bank's receipt of a satisfactory inspection report of the project.

         Historically, the Bank has been active in on-your-lot home construction lending and intends to continue to emphasize such lending. Although construction lending is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate, the Bank historically has not experienced any significant problems.

         The Bank also offers mortgage loans on undeveloped single lots held for residential construction. These loans are generally fixed-rate loans with terms not exceeding 15 years; they are not a significant part of the Bank's lending activities.

         CONSUMER AND OTHER LOANS. The Bank actively originates consumer loans to provide a wider range of financial services to its customers and to improve the interest rate sensitivity of its interest-earning assets. Originations of consumer loans as a percent of total loan originations amounted to 37.2%, 47.0% and 50.0% during fiscal 1997, 1998 and 1999, respectively. The shorter-term and normally higher interest rates on such loans help the Bank to maintain a profitable spread between its average loan yield and its cost of funds. The Bank's consumer loan department offers a variety of loans, including home equity installment loans and lines of credit, student loans guaranteed by the Pennsylvania Higher Education Assistance Agency, vehicle loans, personal loans and lines of credit. Loans secured by deposit accounts at the Bank are also made to depositors in an amount up to 90% of their account balances with terms of up to 15 years.

         Home equity loans continue to be a popular product and represented $56.4 million or 14.7% of the loan and mortgage-backed securities portfolio at September 30, 1999. After taking into account first mortgage balances, the Bank will lend up to 80% of the value of owner-occupied property on fixed rate terms up to fifteen years. This amount may be raised to 100% when considering other factors, such as excellent credit history and income stability. At September 30, 1999, the Bank had outstanding approximately 2,600 home equity loans of which approximately 2,100 were installment equity loans and 500 were line of credit loans. As of such date, the Bank had an outstanding balance on line of credit loans of approximately $7.2 million and there was approximately $9.8 million of unused credit available on such loans.

         Consumer loans generally involve more risk of collectibility than mortgage loans because of the type and nature of the collateral and, in certain cases, the absence of collateral. As continued payments are dependent on the borrower's continuing financial stability, these loans may be more likely to be adversely affected by job loss, divorce, personal bankruptcy or by adverse economic conditions.

         LOAN FEE AND SERVICING INCOME. The Bank receives fees both for the origination of loans and for making commitments to originate and purchase residential and commercial mortgage loans. The Bank also receives servicing fees with respect to residential mortgage loans it has sold. It also receives loan fees related to existing loans, including late charges, and credit life insurance premiums. Loan origination and commitment fees and discounts are a volatile source of income, varying with the volume and type of loans and commitments made and purchased and with competitive and economic conditions.

         Loans fees generated on origination of real estate mortgage loans under generally accepted accounting principles ("GAAP") are deferred to the extent that they exceed the costs of originating such loans. Deferred loan fees and discounts on mortgage loans purchased are amortized to income over the estimated remaining terms of such loans using various methods which approximate the interest method. The Bank generated $314,000, $403,000 and $321,000 in deferred loan fees in fiscal 1997, 1998 and 1999, respectively.

         In its real estate lending, the Bank charges loan fees which are calculated as a percentage of the amount borrowed. The fees received in connection with the origination of residential real estate loans and commercial real estate loans generally do not exceed 3% of the principal amount. All origination fees in excess of loan origination costs are deferred and amortized into income over the estimated life of the related loans.

         On September 30, 1999, the Bank was servicing $7.6 million of loans for others, substantially all of which related to loans sold by the Bank to the FHLMC. The Bank receives a servicing fee of .25% on such loans.

         NON-PERFORMING LOANS AND REAL ESTATE OWNED. When a borrower fails to make a required loan payment, the Bank attempts to cure the default by contacting the borrower; generally, after a payment is more than 15 days past due, at which time a late charge is assessed. Defaults are cured promptly in most cases. If the delinquency on a mortgage loan exceeds 60 days and is not cured through the Bank's normal collection procedures, or an acceptable arrangement is not worked out with the borrower, the Bank will institute measures to remedy the default. This may include commencing a foreclosure action or, in special circumstances, accepting from the borrower a voluntary deed of the secured property in lieu of foreclosure with respect to mortgage loans and equity loans, or title and possession of collateral in the case of other consumer loans. Substantial delays may occur in instituting and completing residential foreclosure proceedings due to the extensive procedures and time periods required to be complied with under Pennsylvania law.

         If foreclosure is effected, the property is sold at a public auction in which the Bank may participate as a bidder. If the Bank is the successful bidder, the acquired real estate property is then included in the Bank's "real estate owned" account until it is sold. When property is acquired, it is recorded at the lower of carrying or market value at the date of acquisition and any write-down resulting therefrom is charged to the allowance for loan losses. Interest accrual, if any, ceases on the date of acquisition and all costs incurred in maintaining the property from that date forward are expended. Costs incurred for the improvement or development of such property are capitalized. The Bank is permitted under Department regulations to finance sales of real estate owned by "loans to facilitate," which may involve more favorable interest rates and terms than generally would be granted under the Bank's underwriting guidelines. The Bank had no loans outstanding which would have been recorded as loans accounted for on a non-accrual basis as of the end of the period.

         The following table sets forth information regarding non-accrual loans, loans which are 90 days or more delinquent but on which the Bank is accruing interest, troubled debt restructuring, and other real estate owned held by the Bank at the dates indicated. The Bank continues to accrue interest on loans which are 90 days or more overdue where management believes that such interest is collectible due to the value of the collateral securing such loans.



                                                   As of September 30,
                                                 ------------------------

                                                   1999     1998    1997
                                                 -------   ------  ------
                                                   (Dollars in Thousands)
Residential real estate loans:
  Non-accrual loans                                $ --    $ --    $ --
  Accruing loans 90 days overdue                    299     156      68
  Troubled debt restructurings                       --      --      --
                                                   ----    ----    ----
         Total                                      299     156      68
                                                   ----    ----    ----
Consumer loans:
  Non-accrual loans                                  --      --      --
  Accruing loans 90 days overdue                     --      12       4
  Troubled debt restructurings                       --      --      --
                                                   ----    ----    ----
         Total                                       --      12       4
                                                   ----    ----    ----

Total non-performing loans:
  Non-accrual loans                                  --      --      --
  Accruing loans 90 days overdue                    299     168      72
  Troubled debt restructurings                       --      --      --
                                                   ----    ----    ----
         Total                                     $299    $168    $ 72
                                                   ====    ====    ====
Total non-performing loans to total loans           .12%    .07%    .03%
Total real estate owned, net of related reserves     --      --      --
Total non-performing loans and other real
  estate owned to total assets                      .07%    .04%    .02%


         Management establishes reserves for losses on slow loans and real estate acquired by foreclosure when it determines that losses are anticipated to be incurred on the underlying properties. The Bank's provision for general loan losses of $177,424, $119,817 and $16,579, respectively, in fiscal 1997, 1998 and
1999 were based on the amount and types of loans originated by it and its historical experience. Although management believes that it uses the best information available to make determinations with respect to loan loss reserves, future adjustments to reserves may be necessary if economic conditions differ substantially from the assumptions used in making the initial determinations.

         Residential mortgage lending generally entails a lower risk of default than other types of lending. Consumer loans and commercial real estate loans generally involve more risk of collectibility because of the type and nature of the collateral and, in certain cases, the absence of collateral. It is the Bank's policy to establish specific reserves for losses on slow consumer loans and commercial loans when it determines that losses are expected to be incurred on the property securing the loans. In addition, consumer loans are charged against reserves if they are more than 120 days delinquent unless a satisfactory repayment schedule is arranged. Although management has currently established no specific reserves for losses, no assurance can be given as to whether future specific reserves may be required. The establishment of any such reserves could affect net income.

         The following table summarizes activity in the Bank's allowance for loan losses during the periods indicated.


                                                                          Year Ended September 30,
                                                             ---------------------------------------------------------

                                                                    1999                  1998                  1997
                                                             -------------------   ---------------       -------------------

Allowances at beginning of year                                   $2,040,000            $1,925,000           $1,760,000
 Provision for loan losses charged to
  operating expenses                                                  16,579               119,817              177,424
Amounts charged off                                                  (16,579)               (4,817)             (12,424)
                                                                   ---------           -----------            ---------
Allowances at end of year                                         $2,040,000           $ 2,040,000           $1,925,000
                                                                   =========            ==========            =========
Ratio of net charge-offs to average
 loans outstanding                                                        --                    --                  .01%
Ratio of allowances to period-end loans                                  .81%                  .81%                 .79%


INVESTMENT ACTIVITIES

         The Bank is required to maintain certain liquidity ratios and does so by investing in securities that qualify as liquid assets under FDIC regulations. Such securities include obligations issued or fully guaranteed by the United States government, certain federal agency obligations, certain time deposits and certificates of deposit as well as other specified investments. See "Regulation
- Federal Home Loan Bank System."

         The Bank's investment portfolio consists primarily of United States Treasury securities and obligations of United States government agencies. The other investments include interest-bearing deposits in other banks, tax exempt obligations, ARM mutual funds, and stock of the FHLB of Pittsburgh. The Bank has primarily invested in instruments that reprice within five years; the amount of such investments as of September 30, 1999 was $17.5 million.

         The following table sets forth the Bank's investment portfolio at carrying value as of the dates indicated.


                                                                       As of September 30,
                                                     -----------------------------------------------------

                                                            1999               1998               1997
                                                     ---------------    ---------------    ---------------
                                                                          (In Thousands)
Interest-bearing deposits at
 other depository institutions                         $2,681               $17,742            $16,367
Tax exempt obligations                                  8,121                 8,121              6,397
ARM mutual funds                                        3,202                 1,586              1,508
U.S. Government Securities
 available-for-sale                                        --                    --              2,007

U.S. Government and agency
 obligations held to maturity                          52,892                42,501             42,064

FHLB of Pittsburgh stock                                6,473                 4,998              2,510
                                                       ------                ------             ------
         Total                                        $73,369               $74,948            $70,853
                                                       ======                ======             ======

         The Bank's investment strategy is set and reviewed periodically by the entire Board of Directors.

SOURCES OF FUNDS

         GENERAL. Deposits are the primary source of the Bank's funds for use in lending and for other general business purposes. In addition to deposits, the Bank obtains funds from loan payments and prepayments, FHLB advances and other borrowings, and, to a lesser extent, sales of loans. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general market interest rates and economic conditions.

         DEPOSITS. Due to changes in regulatory and economic conditions in recent years, the Bank has increasingly emphasized deregulated fixed-rate certificate accounts and other authorized types of deposits. The Bank has a number of different programs designed to attract both short-term and long-term deposits from the general public by providing an assortment of accounts and rates consistent with FDIC regulations. These programs include passbook and club savings accounts, NOW and regular checking accounts, money market deposit accounts, retirement accounts, certificates of deposit ranging in terms from 90 days to 60 months and jumbo certificates of deposit in denominations of $98,000 or more. The interest rates on the Bank's various accounts are determined weekly by the Interest Rate Risk Management Officer based on reports prepared by members of senior management. The Bank attempts to control the flow of deposits by pricing its accounts to remain competitive with other financial institutions in its market area.

         The Bank's deposits are obtained primarily from residents of Montgomery and Bucks Counties; the Bank does not utilize brokered deposits. The principal methods used by the Bank to attract deposit accounts include local advertising, offering a wide variety of services and accounts, competitive interest rates and convenient office locations. The Bank also is a member of the "MAC" ATM network.

         The following table shows the distribution of, and certain other information relating to, the Bank's deposits by type as of the dates indicated.


                                                                  As of September 30,
                                 --------------------------------------------------------------------------------------------

                                          1999                            1998                            1997
                                 ---------------------------     ----------------------------    ----------------------------

                                                     Percent                          Percent                        Percent
                                                       of                               of                              of
                                       Amount        Deposits          Amount         Deposits       Amount          Deposits
                                 ------------      ----------     ------------      ----------     ----------       ----------
                                                                 (Dollars in Thousands)
Passbook and club
  accounts                          $   2,707             0.9%       $   3,256             1.1%     $   3,616             1.3%
NOW accounts                           11,812             3.9            9,862             3.4          8,672             3.2
Checking accounts                       5,372             1.8            5,128             1.8          4,556             1.7
Money market demand
  accounts                             54,055             1.78          34,872             1.20        31,442            11.5
 Certificates of deposit:

         6 month                        7,159             2.4            4,449             1.5          4,991             1.8
         9 month                        8,762             2.9           11,603             4.0         12,881             4.7
         12 month                      16,867             5.6           19,615             6.8         22,213             8.1
         15 month                       7,047             2.3            9,231             3.2         11,851             4.3
         17 month                      14,946             4.9
         18 month                      52,442             1.72          53,337             1.84        62,722            22.9
         24 month                      47,099             1.55          62,879             2.17        40,814            14.9
         27 month                       2,970             1.0
         36 month                      24,511             8.1           25,332             8.7         19,432             7.1
         60 month                      13,195             4.3           15,357             5.3         17,825             6.5
         Other                          3,052             1.0            3,162             1.1          2,668             1.0
Retirement accounts:
 Money market deposit
  accounts                                435             0.1              489             0.2            505             0.2
 Certificates of deposit               31,229            10.3           31,255            10.8         29,585            10.8
                                      -------           -----          -------           -----        -------           -----
Total deposits                       $303,660           100.0%        $289,827           100.0%      $273,773           100.0%
                                      =======           =====          =======           =====        =======           =====


         The large variety of deposit accounts offered by the Bank has increased the Bank's ability to retain deposits and has allowed it to be competitive in obtaining new funds, although the threat of disintermediation (the flow of funds away from savings institutions into direct investment vehicles such as government and corporate securities and non-deposit products) still exists. The new types of accounts, however, have been more costly than traditional accounts during periods of high interest rates. In addition, the Bank has become more vulnerable to short-term fluctuations in deposit flows as customers have become more rate-conscious and willing to move funds into higher yielding accounts. The ability of the Bank to attract and retain deposits and the Bank's cost of funds have been, and will continue to be, significantly affected by money market conditions.

         The following table presents certain information concerning the Bank's deposit accounts as of September 30, 1999 and the scheduled quarterly maturities of its certificates of deposit.


                                                                                 Percentage of             Weighted
                                                                                     Total                  Average
                                                               Amount               Deposits             Nominal Rate
                                                        ---------------       -----------------       ------------------
                                                                         (Dollars in Thousands)

Passbook and club accounts                                     $  2,707                     0.9%                    2.59%
NOW accounts                                                     11,812                     3.9                     1.23
Checking accounts                                                 5,372                     1.8                     0.00
Money market deposits accounts(1)                                54,490                    17.9                     3.60
                                                                 ------                    ----                     ----
         Total                                                 $ 74,381                    24.5%                    2.93%
                                                                 ------                    ----                     ----

Certificate accounts maturing by quarter:
  December 31, 1998                                              27,834                     9.2%                    5.52%

  March 31, 1999                                                 44,464                    14.6                     5.52
  June 30, 1999                                                  33,573                    11.1                     5.62
  September 30, 1999                                             23,221                     7.6                     5.64
  December 31, 1999                                              43,323                    14.3                     5.67

  March 31, 2000                                                 23,796                     7.8                     5.81
  June 30, 2000                                                   4,120                     1.4                     5.91
  September 30, 2000                                              3,858                     1.3                     5.77
  December 31, 2000                                               6,432                     2.1                     5.91

  March 31, 2001                                                  1,654                     0.5                     5.75
  June 30, 2001                                                   1,471                     0.5                     5.71
  September 30, 2001                                              2,547                     0.8                     5.55

Thereafter                                                       12,986                     4.3                     5.94
                                                                -------                   -----                     ----
Total certificate accounts(1)                                   229,279                    75.5                     5.65
                                                                -------                   -----                     ----
         Total deposits                                        $303,660                   100.0%                    4.99%
                                                                =======                   =====                     ====


--------------------
(1)      Includes retirement accounts.

         Management of the Bank expects, based on historical experience and its pricing policies, to retain a significant portion of the $129.1 million of certificates of deposit which mature during the 12 months ended September 30, 2000.

         The following table sets forth the net deposit flows of the Bank during the periods indicated.


                                                                        Year Ended September 30,
                                                  ----------------------------------------------------------------

                                                           1999                     1998                   1997
                                                  ---------------------    --------------------    ------------------
                                                                             (In Thousands)

Increase before interest credited                           $ 1,747                $ 4,046               $13,550
Interest credited                                            12,086                 12,008                10,963
                                                             ------                 ------                ------
Net deposit increase                                        $13,833                $16,054               $24,513
                                                             ======                 ======                ======


         The following table presents by various interest rate categories the amounts of certificate accounts as of the dates indicated and the amounts of certificate accounts as of September 30, 1999 which mature during the periods indicated.


                                                            Amounts at September 30, 1999 Maturing
                                                     -----------------------------------------------------------
                                        As of
                                    September 30,      One Year or
                                        1999               Less          Two Years      Three Years       Thereafter
                                 ----------------    -------------    ------------    -------------    --------------
                                                                     (In Thousands)
Certificate accounts:
  4.01% to 6.00%                        $211,528         $117,384         $75,223        $  9,288           $ 9,633
  6.01% to 8.00%                          17,751           11,554               2           2,839             3,356
                                         -------          -------          ------          ------            ------
         Total certificate
         accounts(1)                    $229,279         $128,938         $75,225         $12,127           $12,989
                                         =======          =======          ======          ======            ======

-----------------
(1)      Includes retirement accounts.

         BORROWINGS. The Bank obtains advances from the FHLB of Pittsburgh upon the security of its capital stock in the FHLB of Pittsburgh and a portion of its first mortgages. See "Regulation Federal Home Loan Bank System." At September 30, 1999, the Bank had FHLB advances with maturities of one year or less totaling $10.3 million at an interest rate of 5.4% and FHLB advances with maturities of 13 months to 10 years totaling $114.9 million at interest-rates ranging from 5.0% to 6.7%. Such advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based on either a fixed percentage of assets or the FHLB of Pittsburgh's assessment of the Bank's creditworthiness. FHLB advances are generally available to meet seasonal and other withdrawals of deposit accounts to purchase mortgage-backed securities and to expand lending.

         The following table sets forth certain information regarding the borrowings of the Bank as of the dates indicated.


                                                                           September 30,
                                           ---------------------------------------------------------------------------------------

                                                       1999                          1998                          1997
                                           -------------------------     -------------------------     ---------------------------
                                                             Weighted                     Weighted                       Weighted
                                                             Average                       Average                        Average
                                              Balance          Rate         Balance         Rate          Balance          Rate
                                           ------------    ----------    ----------    ------------    ------------    -----------
                                                                        (Dollars in Thousands)
Advances from FHLB of Pittsburgh             $125,180         5.76%        $99,953          5.86%        $46,354          6.24%



         The following table sets forth certain information concerning the short-term borrowings of the Bank for the periods indicated.



                                                                                Year Ended September 30,
                                                                 -------------------------------------------------

                                                                       1999              1998               1997
                                                                 ---------------   ---------------    ------------
                                                                                 (Dollars in Thousands)
Advances from FHLB of Pittsburgh:
   Average balance outstanding                                     $6,575            $4,584            $ 8,526
   Maximum amount outstanding at any
      month-end during the period                                  11,700             5,001             12,001

   Weighted average interest rate
     during the period                                               5.44%             5.99%              5.70%


COMPETITION

         The Bank faces significant competition in attracting deposits. Its most direct competition for deposits has historically come from commercial banks and other savings institutions located in its market area. The Bank faces additional significant competition for investors' funds from other financial intermediaries. The Bank competes for deposits principally by offering depositors a variety of deposit programs, convenient branch locations, hours and other services. The Bank does not rely upon any individual group or entity for a material portion of its deposits.

         The Bank's competition for real estate loans comes principally from mortgage banking companies, other savings institutions, commercial banks and credit unions. The Bank competes for loan originations primarily through the interest rates and loan fees it charges, the efficiency and quality of services it provides borrowers, referrals from real estate brokers and builders, and the variety of its products. Factors which affect competition include the general and local economic conditions, current interest rate levels and volatility in the mortgage markets.

         FIRREA eliminated many of the distinctions between commercial banks and savings institutions and holding companies and allowed bank holding companies to acquire savings institutions. FIRREA has generally resulted in an increase in the competition encountered by savings institutions and has resulted in a decrease in both the number of savings institutions and the aggregate size of the savings industry.

EMPLOYEES

         The Bank had 46 full-time employees and 32 part-time employees as of September 30, 1999. None of these employees is represented by a collective bargaining agent, and the Bank believes that it enjoys good relations with its personnel.

REGULATION

         GENERAL. The Bank is subject to extensive regulation and examination by the Department and by the FDIC, which insures its deposits to the maximum extent permitted by law. The federal and state laws and regulations which are applicable to banks regulate, among other things, the scope of their business, their investments, their reserves against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for certain loans. There are periodic examinations by the Department and the FDIC to test the Bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulation, whether by the Department, the FDIC or the Congress could have a material adverse impact on the Bank and their operations.

         PENNSYLVANIA SAVINGS BANK LAW. The Pennsylvania Banking Code of 1965, as amended (the "Banking Code") contains detailed provisions governing the organization, location of offices, rights and responsibilities of directors, officers, employees and members, as well as corporate powers, savings and investment operations and other aspects of the Bank and its affairs. The Banking Code delegates extensive rulemaking power and administrative discretion to the Department so that the supervision and regulation of state-chartered savings banks may be flexible and readily responsive to changes in economic conditions and in savings and lending practices.

         One of the purposes of the Banking Code is to provide savings banks with the opportunity to be competitive with each other and with other financial institutions existing under other Pennsylvania laws and other state, federal and foreign laws. A Pennsylvania savings bank may locate or change the location of its principal place of business and establish an office anywhere in Pennsylvania, with the prior approval of the Department.

         The Department generally examines each savings bank not less frequently than once every two years. Although the Department may accept the examinations and reports of the FDIC in lieu of the Department's examination, the present practice is for the Department to conduct individual examinations. The Department may order any savings bank to discontinue any violation of law or unsafe or unsound business practice and may direct any trustee, officer, attorney or employee of a savings bank engaged in an objectionable activity, after the Department has ordered the activity to be terminated, to show cause at a hearing before the Department why such person should not be removed.

         INTERSTATE ACQUISITIONS. The Interstate Banking Act allows federal regulators to approve mergers between adequately capitalized banks from different states regardless of whether the transaction is prohibited under any state law, unless one of the banks' home states has enacted a law expressly prohibiting out-of-state mergers before June 1997. This act also allows a state to permit out-of-state banks to establish and operate new branches in this state. The Commonwealth of Pennsylvania has "opted in" to this interstate merger provision. Therefore, the prior requirement that interstate acquisitions would only be permitted when another state had "reciprocal" legislation that allowed acquisitions by Pennsylvania-based bank holding companies has been eliminated. The new Pennsylvania legislation, however, retained the requirement that an acquisition of a Pennsylvania institution by a Pennsylvania or a non-Pennsylvania-based holding company must be approved by the Banking Department.

         FDIC INSURANCE PREMIUMS. The deposits of the Bank are insured by the SAIF, which is administered by the FDIC. The FDIC also administers the Bank Insurance Fund ("BIF") which generally provides insurance for commercial bank deposits. Each of the SAIF and the BIF are required by law to attain and maintain a reserve ratio of 1.25% of insured deposits. As the result of the BIF achieving a fully funded status, the FDIC promulgated a regulation in November 1995, which reduced deposit premiums paid by BIF-insured banks in the lowest risk category from 27 basis points to zero (subject to an annual minimum of $2,000).

         On September 30, 1996, legislation was enacted into law to recapitalize the SAIF through a one-time special assessment on SAIF-insured deposits as of March 31, 1995. The special assessment amounted to approximately $4.5 billion or approximately $.65 for every $100 of assessable deposits. The Bank's assessment amounted to $1.4 million ($831,000, net of income tax benefit). As a result of the special assessment, the Bank's deposit insurance premiums decreased from the rate of $0.23 per $100 of deposits to approximately $0.06 per $100 of deposits.

         Under the Federal Deposit Insurance Act ("FDIA"), insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged or is engaging in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or written agreement entered into with the FDIC. The management of the Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance. At September 30, 1999, the Bank's regulatory capital exceeded all of its capital requirements.

         CAPITAL REQUIREMENTS. The FDIC has promulgated regulations and adopted a statement of policy regarding the capital adequacy of state-chartered banks which, like the Bank, are not members of the Federal Reserve System. The FDIC's capital regulations establish a minimum 3.0% Tier I leverage capital requirement for the most highly-rated state-chartered, non-member banks, with an additional cushion of at least 100 to 200 basis points for all other state-chartered, non-member banks, which effectively will increase the minimum Tier I leverage ratio for such other banks to 4.0% to 5.0% or more. Under the FDIC's regulation, highest-rated banks are those that the FDIC determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, which are considered a strong banking organization, rated composite 1 under the Uniform Financial Institutions Rating System. Leverage or core capital is defined as the sum of common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, and minority interests in consolidated subsidiaries, minus all intangible assets other than certain qualifying supervisory goodwill, and certain purchased mortgage servicing rights and purchased credit and relationships.

         The FDIC also requires that savings banks meet a risk-based capital standard. The risk-based capital standard for savings banks requires the maintenance of total capital which is defined as Tier I capital and supplementary (Tier 2 capital) to risk weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet assets, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item.

         The components of Tier I capital are equivalent to those discussed above under the 3% leverage standard. The components of supplementary (Tier 2) capital include certain perpetual preferred stock, certain mandatory convertible securities, certain subordinated debt and intermediate preferred stock and general allowances for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets.

Overall, the amount of capital counted toward supplementary capital cannot exceed 100% of core capital. At September 30, 1999, the Bank met each of its capital requirements.

         A bank which has less than the minimum leverage capital requirement shall, within 60 days of the date as of which it fails to comply with such requirement, submit to its FDIC regional director for review and approval a reasonable plan describing the means and timing by which the bank shall achieve its minimum leverage capital requirement. A bank which fails to file such plan with the FDIC is deemed to be operating in an unsafe and unsound manner, and could subject the bank to a cease- and-desist order from the FDIC. The FDIC's regulation also provides that any insured depository institution with a ratio of Tier I capital to total assets that is less than 2.0% is deemed to be operating in an unsafe or unsound condition pursuant to Section 8(a) of the FDIA and is subject to potential termination of deposit insurance. However, such an institution will not be subject to an enforcement proceeding thereunder solely on account of its capital ratios if it has entered into and is in compliance with a written agreement with the FDIC to increase its Tier I leverage capital ratio to such level as the FDIC deems appropriate and to take such other action as may be necessary for the institution to be operated in a safe and sound manner. The FDIC capital regulation also provides, among other things, for the issuance by the FDIC or its designee(s) of a capital directive, which is a final order issued to a bank that fails to maintain minimum capital to restore its capital to the minimum leverage capital requirement within a specified time period. Such directive is enforceable in the same manner as a final cease-and-desist order.

         The Bank is also subject to more stringent Department capital guidelines. Although not adopted in regulation form, the Department utilizes capital standards requiring a minimum of 6% leverage capital and 10% risk-based capital. The components of leverage and risk-based capital are substantially the same as those defined by the FDIC.

         LOANS-TO-ONE BORROWER LIMITATION. Under federal regulations, with certain limited exceptions, a Pennsylvania chartered savings bank may lend to a single or related group of borrowers on an "unsecured" basis an amount equal to 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain securities and bullion, but generally does not include real estate.

         ACTIVITIES AND INVESTMENTS OF INSURED STATE-CHARTERED BANKS. Section 24 of the FDIA, as amended by the FDICIA, generally limits the activities and equity investments of FDIC-insured, state-chartered banks to those that are permissible for national banks. Under regulations dealing with equity investments, an insured state bank generally may not directly or indirectly acquire or retain any equity investment of a type, or in an amount, that is not permissible for a national bank. An insured state bank is not prohibited from, among other things, (i) acquiring or retaining a majority interest in a subsidiary, (ii) investing as a limited partner in a partnership the sole purpose of which is direct or indirect investment in the acquisition, rehabilitation or new construction of a qualified housing project, provided that such limited partnership investments may not exceed 2% of the bank's total assets, (iii) acquiring up to 10% of the voting stock of a company that solely provides or reinsures directors', trustees' and officers' liability insurance coverage or bankers' blanket bond group insurance coverage for insured depository institutions, and (iv) acquiring or retaining the voting shares of a depository institution if certain requirements are met.

         The FDIC has adopted final regulations pertaining to the other activity restrictions imposed upon insured savings banks and their subsidiaries by
Section 24. Pursuant to such regulations, insured savings banks engaging in impermissible activities may seek approval from the FDIC to continue such activities. Savings banks not engaging in such activities but that desire to engage in otherwise impermissible activities may apply for approval from the FDIC to do so, however, if such bank fails to meet the minimum capital requirements or the activities present a significant risk to the FDIC insurance funds, such application will not be approved by the FDIC.

         FEDERAL SECURITIES LAWS. Shares of the Bank's common stock are registered under Section 12(g) of the Exchange Act with the FDIC. The proxy rules, tender offer rules, insider trading restrictions, annual and periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") apply to the Bank but under the jurisdiction of the FDIC. Such reports are available from the FDIC's Registration, Disclosure and Securities Operations Unit, 1776 F Street, N.W., Room F-6043, Washington, D.C. 20429.

         REGULATORY ENFORCEMENT AUTHORITY. FIRREA included substantial enhancement to the enforcement powers available to federal banking regulators. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities. FIRREA significantly increased the amount of and grounds for civil money penalties and requires, except under certain circumstances, public disclosure of final enforcement actions by the federal banking agencies.

         The foregoing references to laws and regulations are brief summaries thereof which do not purport to be complete and which are qualified in their entirety by reference to such laws and regulations.

FEDERAL AND STATE TAXATION

         GENERAL. The Bank is subject to federal income taxation in the same general manner as other corporations with some exceptions, including particularly the reserve for bad debts discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to the Bank.

         METHOD OF ACCOUNTING. For federal income tax purposes, the Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending September 30 for filing its federal income tax returns.

         BAD DEBT RESERVES. Savings institutions such as the Bank are permitted to establish a reserve for bad debts and to make annual additions to the reserve. As an institution with less than $500 million in assets, the Bank has elected to use the experience method for computing additions to its bad debt reserve.

         Under the experience method, the deductible annual addition to the Bank's bad debt reserves is the amount necessary to increase the balance of the reserve at the close of the taxable year to the greater of (a) the amount which bears the same ratio to loans outstanding at the close of the taxable year as the total net bad debts sustained during the current and five preceding taxable years bear to the sum of the loans outstanding at the close of those six years or (b) the lower of (i) the balance in the reserve account at the close of the last taxable year prior to the most recent adoption of the experience method (the "base year"), except that for taxable years beginning after 1987, the base year is the last taxable year beginning before 1988, or (ii) if the amount of loans outstanding at the close of the taxable year is less than the amount of loans outstanding at the close of the base year, the amount which bears the same ratio to loans outstanding at the close of the taxable year as the balance of the reserve at the close of the base year bears to the amount of loans outstanding at the close of the base year.

         Legislation adopted in August 1996 (i) repealed the provision of the Code which authorized the use of the percentage of taxable income method by qualifying savings institutions to determine deductions for bad debts, effective for taxable years beginning after 1995, and (ii) requires that a savings institution recapture for tax purposes (i.e. take into income) over a six-year period its applicable excess reserves, which for a savings institution such as the Bank which is a "small bank," as defined in the Code, generally is the excess of the balance of its bad debt reserves as of the close of its last taxable year beginning before January 1, 1996 over the balance of such reserves as of the close of its last taxable year beginning before January 1, 1988, which recapture would be suspended for any tax year that begins after December 31, 1995 and before January 1, 1998 (thus a maximum of two years) in which a savings institution originates an amount of residential loans which is not less than the average of the principal amount of such loans made by a savings institution during its six most recent taxable years beginning before January 1, 1996. The Bank does not believe that these provisions will have a material adverse effect on the Bank's financial condition or operations.

         The above-referenced legislation also repealed certain provisions of the Code that only apply to thrift institutions to which Section 593 applies:
(i) the denial of a portion of certain tax credits to a thrift institution; (ii) the special rules with respect to the foreclosure of property securing loans of a thrift institution; (iii) the reduction in the dividends received deduction of a thrift institution ; and (iv) the ability of a thrift institution to use a net operating loss to offset its income from a residual interest in a real estate mortgage investment conduit. It is not anticipated that the repeal of these provisions will have a material adverse effect on the Bank's financial condition or operations.

         DISTRIBUTIONS. If the Bank distributes cash or property to its stockholders, and the distribution is treated as being from its accumulated pre-1988 tax bad debt reserves, the distribution will cause the Bank to have additional taxable income. A distribution to stockholders is deemed to have been made from accumulated bad debt reserves to the extent that (a) the reserves exceed the amount that would have been accumulated on the basis of actual loss experience, and (b) the distribution is a "non-dividend distribution." A distribution in respect of stock is a non-dividend distribution to the extent that, for federal income tax purposes, (i) it is in redemption of shares, (ii) it is pursuant to a liquidation of the institution, or (iii) in the case of a current distribution, together with all other such distributions during the taxable year, it exceeds the Bank's current and post-1951 accumulated earnings and profits. The amount of additional taxable income created by a non-dividend distribution is an amount that when reduced by the tax attributable to it is equal to the amount of the distribution.

         MINIMUM TAX. The Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The alternative minimum tax is payable to the extent such AMTI is in excess of an exemption amount. The Code provides that an item of tax preference is the excess of the bad debt deduction allowable for a taxable year pursuant to the percentage of taxable income method over the amount allowable under the experience method. The other items of tax preference that constitute AMTI include (a) tax exempt interest on newly-issued (generally, issued on or after August 8, 1986) private activity bonds other than certain qualified bonds and (b) for taxable years beginning after 1989, 75% of the excess (if any) of (i) adjusted current earnings as defined in the Code, over (ii) AMTI (determined without regard to this preference and prior to reduction by net operating losses). Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years.

         NET OPERATING LOSS CARRYOVERS. A financial institution may carry back net operating losses to the preceding three taxable years and forward to the succeeding 15 taxable years. Effective for net operating losses arising in tax years beginning after October 1, 1997, the carryback period is reduced from three years to two years and the carryforward period is extended from 15 years to 20 years. At September 30, 1999, the Bank had no net operating loss carryforwards for federal income tax purposes.

         CORPORATE DIVIDENDS-RECEIVED DEDUCTION. The corporate dividends-received deduction is 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, and corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf. However, a corporation may deduct 100% of dividends from a member of the same affiliated group of corporations.

         OTHER MATTERS. Harleysville Savings' federal income tax returns for its tax years 1993 and beyond are open under the statute of limitations and are subject to review by the Internal Revenue Service ("IRS").

         PENNSYLVANIA TAXATION. The Bank is subject to tax under the Pennsylvania Mutual Thrift Institutions Tax Act, which imposes a tax at the rate of 11.5% on the Bank's net earnings, determined in accordance with generally accepted accounting principles, as shown on its books. For fiscal years beginning in 1983, and thereafter, NOLs may be carried forward and allowed as a deduction for three succeeding years. This Act exempts the Bank from all other corporate taxes imposed by Pennsylvania for state tax purposes, and from all local taxes imposed by political subdivisions thereof, except taxes on real estate and real estate transfers.

SUBSIDIARY

         The Bank formed HSB, Inc., a Delaware company, as a wholly owned subsidiary of the Bank during fiscal 1997. HSB, Inc. was formed in order to accommodate the transfer of certain assets that are legal investments for the Bank and to provide for a greater degree of protection to claims of creditors. The laws of the State of Delaware and the court system create a more favorable environment for the proposed business affairs of the subsidiary. HSB, Inc. currently manages the investment securities for the Bank, which as of September 30, 1999 amounted to approximately $88.0 million.

YEAR 2000 COMPLIANCE

         The following discussion of the implications of the year 2000 problem for the Bank contains numerous forwarding-looking statements based on inherently uncertain information. The cost of the project and the date on which the Bank plans to complete the internal Year 2000 modifications are based on management's best estimates, which are derived utilizing a number of assumptions of future events including the continued availability of internal and external resources, third party modifications and other factors. However, there can be no guarantee that these statements will be achieved and actual results could differ. Moreover, although management believes it will be able to make the necessary modifications in advance, there can be no guarantee that failure to modify the systems would not have a material adverse effect on the Bank.

         The Bank currently has a Year 2000 Project Plan and Review Team in place. As recommended by the Federal Financial Institutions Examination's Council, the Plan encompasses the following phases: Exposure, Assessment, Remediation, Testing and Implementation. These phases will enable the Bank to identify risks, develop an action plan, and perform adequate testing and complete certification that its processing systems will be Year 2000 ready. Execution of the plan is currently on target.

         The Bank has completed the Remediation Phase, which included among other things, changing the information processing system, the most essential system to the Bank. The system was purchased from Open Solutions Incorporated ("OSI"), Glastonbury, Connecticut. The system has been certified by its vendor as Year 2000 compliant and is supported by a contractual agreement that states the system, including the software, will be Year 2000 compliant prior to January 1, 2000. During the Remediation Phase, the Bank contacted all other material vendors and suppliers regarding their Year 2000 state of readiness. No contracts, written assurance, or oral assurances with the Bank's material vendors, system providers, and suppliers include any type of remedy or penalty for breach of contract in the event that any of these parties are not Year 2000 compliant.

         As a practical matter, individual mortgage loan and consumer loan customers were not contacted regarding their Year 2000 readiness. It was deemed to be beyond the scope of our testing parameters to contact these borrowers. Further, most of these are individuals with adequate collateral for their loans.

         If the Plan fails to significantly address the Year 2000 issues of the Bank, the following, among other things, could negatively affect the Bank:

         (a) Utility service companies may be unable to provide the necessary service to the Bank's offices. However, in anticipation of the system conversion, a generator was installed at the Harleysville Office which will adequately meet the electric needs of the entire facility.

         (b)      The Bank may have to transact its business manually.

         The Bank will attempt to monitor these uncertainties by continuing to request an update on all critical and important vendors throughout the remainder of 1999. If the Bank identifies any concern related to any critical or important vendor, the contingency plans will be implemented immediately to assure continued service to the Bank's customers.

         The Bank has completed the Testing Phase, which involved testing of all internal systems as well as testing with vendors. The Implementation Phase is to certify that systems are Year 2000 ready, along with assurances that any new systems are compliant on a going-forward basis. No assurances can be given that the Year 2000 Project Plan will be completed successfully by the year 2000, in which event the Bank could incur significant costs.

         If the provider of the information processing system is unable to resolve potential problem in time, the Bank would likely experience significant data processing delays, mistakes or failures. These delays, mistakes, or failures could have a significant adverse impact on the operations of the Bank.

         Monitoring and managing the Year 2000 project will result in additional direct and indirect costs to the Bank. Direct costs include potential charges by third party software vendors for product enhancements, costs involved in testing software products for Year 2000 compliance, and any resulting costs for developing and implementing contingency plans for critical software products which are not enhanced. Indirect costs will principally consist of the time devoted by existing employees in managing software vendor progress, testing enhanced software products, and implementing any necessary contingency plans. The Bank does not expect direct costs to be material over the next quarter.

         The Bank developed its own Year 2000 contingency plans concerning specific software and hardware issues and a business resumption plan addressing operational plans for continuing operation for a substantial majority of the mission critical hardware and software functions and programs. These plans were completed in March of 1999. The Year 2000 Project Plan and Review Team will review substantially all mission critical test plans and contingency and business resumption plans to ensure the reasonableness of the plans.

         Despite the best efforts of management to address this issue, the vast number of external entities that have direct and indirect business relationships with the Bank, such as customers, vendors, payment system providers and other financial institutions, makes it impossible to assure that a failure to achieve compliance by one or more of these entities would not have material adverse impact on the operations of the Bank.


                            RESOLUTIONS PHASES OF YEAR 2000 COMPLIANCE AT SEPTEMBER 30, 1999

      EXPOSURE           ASSESSMENT              REMEDIATION                TESTING             IMPLEMENTATION
      --------           ----------              -----------                -------             --------------

Information            100% Complete           100% Complete            100% Complete           100% Complete
Technology

Equipment              100% Complete           100% Complete            100% Complete           100% Complete
with software

3rd Party              100% Complete           100% Complete            100% Complete           100% Complete
interface


ITEM 2. PROPERTIES

         As of September 30, 1999, Harleysville Savings conducted its business from its main office in Harleysville, Pennsylvania and three other full service branch offices. The Bank is also part of the MAC ATM System, which provides customers with access to their deposits at locations throughout Pennsylvania, Delaware, New York and New Jersey.


                                                                                          Net Book Value
                                                                                          of Property and
                                                                                             Leasehold
                                                       Owned             Lease            Improvements at
                                                         or           Expiration           September 30,
     County                    Address                 Leased            Date                  1999            Deposits
--------------     ------------------------------   ---------    ------------------    ------------------    -------------
                                                                                                 (In Thousands)

Montgomery         271 Main Street
                   Harleysville, Pennsylvania          Owned              --                  $1,347          $130,740

Montgomery         Sumneytown Pike and
                   Perkiomenville Road
                   Sumneytown, Pennsylvania            Owned              --                      85            34,190

Montgomery         1550 Hatfield Valley Road
                   Hatfield, Pennsylvania              Leased       January 2064(1)            1,025            69,044

Montgomery         2301 West Main Street
                   Norristown, Pennsylvania            Owned              --                     601           69,686
                                                                                               -----          -------

                                                                         Total                $3,058         $303,660
                                                                                               =====          =======

-----------------
(1) The land at this office is leased, however, the Bank owns the building.

ITEM 3.  LEGAL PROCEEDINGS.

         Harleysville Savings is not involved in any legal proceedings except nonmaterial litigation incidental to the ordinary course of business.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

         Not Applicable.

PART II.

ITEM 5. MARKET FOR THE BANK'S COMMON EQUITY RELATED STOCKHOLDER MATTERS.

         The information required herein is incorporated by reference from page 28 of the Bank's 1999 Annual Report to Stockholders ("Annual Report").

ITEM 6.  SELECTED FINANCIAL DATA.

         The information required herein is incorporated by reference from page 1 of the Annual Report.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         The information required herein is incorporated by reference from pages 6 to 11 of the Annual Report.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

         The information required herein is incorporated by reference from pages 8 to 10 of the Annual Report.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

         The information required herein is incorporated by reference from pages 13 to 27 of the Annual Report.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

         Not Applicable

PART III.

ITEM 10.  DIRECTORS AND PRINCIPAL OFFICERS OF THE BANK.

         The information required herein is incorporated by reference from pages 14 to 18 of the Bank's Proxy Statement - Offering Memorandum for the 2000 Annual Meeting of Stockholders ("Proxy Statement").

ITEM 11.  EXECUTIVE COMPENSATION.

         The information required herein is incorporated by reference from pages 19 to 26 of the Proxy Statement.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

         The information required herein is incorporated by reference from pages 12 to 13 and pages 14 to 17 of the Proxy Statement.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         The information required herein is incorporated by reference from page 26 of the Proxy Statement.

PART IV.

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

         (a)  CONTENTS

         (1) The following financial statements are incorporated by reference from Item 8 hereof (see Exhibit 13):

        Independent Auditors' Report

        Consolidated Statements of Financial Condition as of
         September 30, 1999 and 1998

        Consolidated Statements of Income for the Years Ended

         September 30, 1999, 1998 and 1997

        Consolidated Statements of Stockholders' Equity for the
         Years Ended September 30, 1999, 1998 and 1997

        Consolidated Statements of Cash Flows for the
         Years Ended September 30, 1999, 1998 and 1997

        Notes to Consolidated Financial Statements

        (b)  REPORTS ON FORM 8-K

   No reports on Form 8-K were filed during the last quarter of the period covered by this report.

        (C)  EXHIBITS

        (2) The following exhibits are filed as part of this Form 10-K and this list includes the Exhibit Index.


         No.                            Exhibits                                          Page
          3.1    Restated Articles of Incorporation, as amended                            (1)
          3.2    Bylaws                                                                    (1)
            4    Common Stock Certificate                                                  (1)
         10.1    Stock Compensation Program                                                (2)
         10.2    Employee Stock Ownership Plan                                             (2)
         10.3    1995 Employee Stock Purchase Plan                                         (3)
         10.4    1995 Stock Option Plan                                                    (3)
         10.5    Profit Sharing Incentive Plan                                             (4)
         10.6    Employment Agreements with Edward J. Molnar, Ronald B.
                 Geib, Marian Bickerstaff and Diane P. Moyer                               (2)
           13    Annual Report to Stockholders                                             E-1
           22    Subsidiaries of the Registrant - Reference is made to "Item 1.
                 Business - Subsidiaries" of this Form 10-K for the required
                 information                                                               --


-----------------

(1) Incorporated herein by reference to Harleysville Savings' Form F-2 for the fiscal year ended September 30, 1991 filed with the FDIC.

(2) Incorporated herein by reference to Harleysville Savings' Form 10 Registration Statement filed with the Federal Home Loan Bank Board, the predecessor to the OTS, on July 1, 1987.

(3) Incorporated herein by reference to Harleysville Savings' definitive proxy statement dated December 19, 1995 filed with the FDIC.

(4) Incorporated herein by reference to Harleysville Savings' Form 10-K for the fiscal year ended September 30, 1989 filed with the OTS.

                                   SIGNATURES

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            HARLEYSVILLE SAVINGS BANK

December 15, 1999                           By:/s/ Edward J. Molnar
                                               ------------------------
                                                 Edward J. Molnar
                                                 President, Chief Executive
                                                     Officer and Director

        Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

/s/ Edward J. Molnar                                    December 15, 1999
----------------------------------
Edward J. Molnar
President, Chief Executive
 Officer and Director

/s/ Brendan J. McGill                                   December 15, 1999
----------------------------------
Brendan J. McGill
Senior Vice President, Treasurer
 and Chief Financial Officer

/s/ Sandford A. Alderfer                                December 15, 1999
----------------------------------
Sanford A. Alderfer
Director

/s/ Paul W. Barndt                                      December 15, 1999
----------------------------------
Paul W. Barndt
Director

/s/ Philip A. Clemens                                   December 15, 1999
----------------------------------
Philip A. Clemens
Director

/s/ Mark R. Cummins                                     December 15, 1999
----------------------------------
Mark R. Cummins
Director

/s/ David J. Friesen                                    December 15, 1999
----------------------------------
David  J. Friesen
Director

/s/ George W. Meschter                                  December 15, 1999
----------------------------------
George W. Meschter
Director